Filed Pursuant to Rule 433

Registration Statement No. 333-217916

November 19, 2018

Final Term Sheets for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 3.50% Notes due 2021 (the “2021 Notes”)

November 19, 2018

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	November 27, 2021

Settlement Date	On or about November 27, 2018, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2021 Notes on any day prior to the second business day before the settlement date, because the 2021 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	3.50% per annum

Day Count	30/360

Interest Payment Dates	May 27 and November 27 of each year, commencing on May 27, 2019 and with interest accruing from November 27, 2018. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.983%

Gross Proceeds	US$499,915,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,415,000

Denominations	US$200k/1k

CUSIP	302154 CV9

ISIN	US302154CV96

Format	The 2021 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2021 Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Crédit Agricole Corporate and Investment Bank, Daiwa Capital Markets Europe Limited, The Hongkong and Shanghai Banking Corporation Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC and Standard Chartered Bank

Co-Manager	KEXIM Bank (UK) Limited

Fiscal Agent	The Bank of New York Mellon

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 3.625% Notes due 2023 (the “2023 Notes”)

November 19, 2018

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	November 27, 2023

Settlement Date	On or about November 27, 2018, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2023 Notes on any day prior to the second business day before the settlement date, because the 2023 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	3.625% per annum

Day Count	30/360

Interest Payment Dates	May 27 and November 27 of each year, commencing on May 27, 2019 and with interest accruing from November 27, 2018. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.444%

Gross Proceeds	US$497,220,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$495,720,000

Denominations	US$200k/1k

CUSIP	302154 CW7

ISIN	US302154CW79

Format	The 2023 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2023 Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Crédit Agricole Corporate and Investment Bank, Daiwa Capital Markets Europe Limited, The Hongkong and Shanghai Banking Corporation Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC and Standard Chartered Bank

Co-Manager	KEXIM Bank (UK) Limited

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated June 25, 2018, as supplemented by the preliminary prospectus supplement dated November 19, 2018 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2021 Notes and the 2023 Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-637-7455.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/873463/000119312518329422/d640000d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”): The Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.